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SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK

COMPANY NAME CHANGE ENDORSEMENT

SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK

Home Office:	Service Mailing Address:

122 East 42nd Street	Sun Life Assurance Company of Canada (U.S.)
Suite 1900	P.O. Box 9133
New York, New York 10017	Wellesley Hills, MA 02481

This Endorsement is made part of and should be attached to your policy, contract or certificate.

Effective December 31, 2002, Sun Life Insurance and Annuity Company of New York will merge with Keyport Benefit Life Insurance Company.

Effective on the date of the merger, your policy, contract or certificate is amended such that all references to "Keyport Benefit Life Insurance Company" are changed to "Sun Life Insurance and Annuity Company of New York".

All future premium payments, notices, claims, actions, and any other correspondence with the company should be sent to the servicing office listed above.

All other terms and conditions of your policy, contract or certificate remain the same.

Signed for the Company at its Home Office, New York, New York:

/s/ James A McNulty III	/s/ Ellen B. King
[James A. McNulty III] President	[Ellen B. King] Secretary